Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Don Von Hagen (media) - +1 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Receives 2017 Partnership Award from Be The Match®
Award Recognizes 25 Years of Innovation and Support to Help Cure Blood Cancers
Burlington, NC, November 13, 2017 - LabCorp, (NYSE: LH), a leading global life sciences company that is deeply integrated in guiding patient care, proudly announces that it received the 2017 Partnership Award from Be The Match® on November 11 at the nonprofit’s 30th Annual Council Meeting in Minneapolis. LabCorp is a leader in providing specialized laboratory testing necessary for tissue donation and for twenty-five years has worked closely with Be the Match to provide testing services to support bone marrow donations, introducing many innovations to improve donor testing. The prestigious award recognizes the long and successful partnership between Be the Match and LabCorp to improve outcomes for patients with blood cancers.
Be The Match, operated by the National Marrow Donor Program® (NMDP), is the world’s leading nonprofit organization focused on saving lives through marrow and cord blood transplantation, which can be a cure for someone with life-threatening blood cancers like leukemia or lymphoma. The nonprofit organization also runs the Be The Match Registry®, the world’s largest registry of potential bone marrow donors and donated cord blood units. Since 1987, Be The Match has made more than 80,000 transplants possible.
“LabCorp has been an exemplary partner from the very beginning of our relationship,” said Jeffrey Chell, M.D., chief executive officer emeritus of Be The Match. C. Randal Mills, Ph.D., chief executive officer of Be The Match, added, “Countless lives have been touched through LabCorp’s work to continually improve the testing process and support greater awareness of the need for donors. Be The Match appreciates LabCorp and its dedicated team, and we look forward to working together in the future.”
LabCorp and Be The Match have worked closely together to improve the quality, efficiency and convenience of donor match testing, which assesses the patient’s and donor’s human leukocyte antigen (HLA, or tissue type) to identify tissue donations most likely to be accepted by the patient, helping to improve treatment success. During their collaboration, LabCorp has continually enhanced the quality and convenience of HLA testing, including the introduction of DNA-based molecular HLA testing and buccal swab specimen collection in place of traditional venous blood collection. Be The Match worked with LabCorp on a pilot program to evaluate the new collection method, and it now uses buccal swabs for all of its donor collections, making it easier for potential donors to be added to the Be The Match Registry. Throughout their partnership, LabCorp’s nationwide network of collection sites and standardized testing have provided Be The Match with a single lab to support the full range of testing needs for donors and patients.
Their joint efforts have also helped to expand the donor database by publicizing the need for more potential donors to be tested, with LabCorp hosting donor drives for its employees and welcoming Be The Match recipients to tell their stories at LabCorp events. LabCorp has also sponsored many fundraising drives to support the donor registry program. By working closely together for more than a quarter century, LabCorp and Be The Match have helped to make better matches and expand the donor database, improving outcomes for more patients.
“LabCorp is honored to receive this award from our great friends at Be The Match,” said Jon Meltzer, Ph.D., LabCorp senior vice president for esoteric and specialty testing, who accepted the 2017 Partnership Award on behalf of LabCorp. “Our mission is to improve health and improve lives, and Be The Match is a perfect example of what that means, as their work has profoundly affected thousands of lives. We are proud to work with them to help make that success possible.”
About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

About Be The Match
For people with life-threatening blood cancers-like leukemia and lymphoma-or other diseases, a cure exists. Be The Match connects patients with their donor match for a life-saving marrow or umbilical cord blood transplant. People can contribute to the cure as a member of the Be The Match Registry, financial contributor or volunteer. Be The Match provides patients and their families one-on-one support, education, and guidance before, during and after transplant.
Be The Match is operated by the National Marrow Donor Program® (NMDP), a nonprofit organization that matches patients with donors, educates health care professionals and conducts research so more lives can be saved. To learn more about the cure, visit BeTheMatch.org or call 1 (800) MARROW-2.